Exhibit 10.26

GUARANTY

This GUARANTY (this “Guaranty”), dated as of November 24, 2010, is entered into by and among each of the guarantors signatory hereto as specified on Schedule 2.1 hereto (each a “VC Guarantor” and collectively, the “VC Guarantors”), and HERCULES TECHNOLOGY GROWTH CAPITAL, INC. and HERCULES TECHNOLOGY III, L.P. (individually, a “Lender” and, collectively, the “Lenders”).

W I T N E S S E T H:

WHEREAS, pursuant to the Loan and Security Agreement, dated of even date, among Pacira Pharmaceuticals, Inc., a California corporation (“Pacira California”), Pacira Pharmaceuticals, Inc., a Delaware corporation (“Parent” and, together with Pacira California, the “Borrowers”), and Lender (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), the Lender has agreed to make certain Term Loans and to extend certain financial accommodations to Borrowers;

WHEREAS, Parent owns 100% of the outstanding capital stock of Pacira California, and each VC Guarantor is a shareholder of Parent, and as such each VC Guarantor will derive direct and indirect economic benefits from the making of the Term Loans and other financial accommodations provided to Borrowers pursuant to the Loan Agreement;

WHEREAS, in order to induce Lenders to enter into the Loan Agreement and the other Loan Documents and to induce Lenders to make the Term Loan A Loan as provided for in the Loan Agreement, each VC Guarantor has agreed to guarantee payment of certain of the Secured Obligations incurred in connection with the Term Loan A Loan; and

WHEREAS, each VC Guarantor acknowledges that the Lenders would not enter into the Loan Agreement but for such VC Guarantor’s entering into this Guaranty;

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, and to induce Lenders to provide the Term Loans and other financial accommodations under the Loan Agreement, it is agreed as follows:

1.	DEFINITIONS.

(a) Capitalized terms used herein shall have the meanings assigned to them in the Loan Agreement, unless otherwise defined herein. “Loan Party” shall mean each Borrower and each VC Guarantor.

(b) References to this “Guaranty” shall mean this Guaranty, including all amendments, restatements, modifications and supplements and any annexes, exhibits and schedules to any of the foregoing, and shall refer to this Guaranty as the same may be in effect at the time such reference becomes operative.

2.	THE GUARANTY.

2.1 Guaranty of Term Loan A Loan. Each VC Guarantor hereby unconditionally, on a several and not joint basis, (i) guarantees to Lenders, and their respective successors, endorsees, transferees and assigns, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of such VC Guarantor’s Pro Rata Portion (as defined below) of the principal amount of the Term Loan A Loan, all interest thereon, and all fees, expenses (including without limitation, costs of collection) incurred in connection with the Term Loan A Loan (collectively, the “Obligations”), provided that the aggregate liability of each VC Guarantor under this clause (i) shall be limited to a maximum amount of (1) such VC Guarantor’s Pro Rata Portion of the principal amount of all Obligations plus (2) such VC Guarantor’s Pro Rata Portion of all interest, fees, expenses (including, without limitation, costs of collection) and other Obligations under the Loan Documents, and provided further that for each VC Guarantor the aggregate amount of clauses (1) and (2) shall not exceed an amount equal to such VC Guarantor’s Pro Rata Portion multiplied by $11,250,000 (the aggregate amount of clauses (1) and (2), the “Maximum Amount”), (ii) agrees to pay interest on any amount due and payable under this Guaranty by such VC Guarantor after the date such payment becomes due and payable until payment in full of such amounts due and payable by such VC Guarantor at the highest rate then applicable to the Term Loan A Loan, and (iii) agrees to pay all expenses (including reasonable counsel fees and expenses) incurred by Lenders in enforcing their rights against such VC Guarantor under this Guaranty, or obtaining advice of counsel with respect to this Guaranty with respect to such VC Guarantor, and all other reasonable costs of collection against such VC Guarantor (collectively, the aggregate amount of in clauses (i), (ii) and (iii), the “Guaranteed Obligations”). No VC Guarantor shall be required to pay to the Lenders its Pro Rata Portion of the Guaranteed Obligations until the earlier of (1) the date that is thirty (30) days after a Lender has given written notice (an “Acceleration Notice”) to MPM BioVentures IV-QP, L.P. that Lenders have accelerated the Obligations under the Loan Agreement and (2) the date on which any proceeding shall be instituted by or against a Borrower or any VC Guarantor seeking to adjudicate it a bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order under any law relating to bankruptcy, insolvency or reorganization or relief of debtors. Each VC Guarantor agrees that this Guaranty is a guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in this Guaranty, any other Loan Document or any other agreement, document or instrument to which any Loan Party and/or VC Guarantor is or may become a party;

(b) the absence of any action to enforce this Guaranty or any other Loan Document or the waiver or consent by a Lender with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect Lenders’ Liens against, any Collateral for the Guaranteed Obligations or any action, or the absence of any action, by a Lender in respect thereof (including, without limitation, the release of any such security);

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(d) the insolvency of any Loan Party; or

(e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor,

it being agreed by each VC Guarantor that its obligations under this Guaranty shall not be discharged until the Termination Date. Subject to the limitations and notice provisions in this Section 2.1, each VC Guarantor shall be regarded, and shall be in the same position, as principal debtor with respect to the Guaranteed Obligations. Each VC Guarantor agrees that any notice or directive given at any time to a Lender which is inconsistent with the waiver in the immediately preceding sentence shall be null and void and may be ignored by Lenders, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless Lenders have specifically agreed otherwise in writing. It is agreed among each VC Guarantor and Lenders that the foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and that, but for this Guaranty and such waivers, Lenders would decline to enter into the Loan Documents and to provide the Term Loan A Loan. As used in this Guaranty with respect to any VC Guarantor, the term “Pro Rata Portion” shall mean the percentage set forth opposite such VC Guarantor’s name on Schedule 2.1 hereto.

2.2 Demand by Lenders. In addition to the terms of the Guaranty set forth in Section 2.1 hereof, and in no manner imposing any limitation on such terms, it is expressly understood and agreed that, if, at any time, the outstanding principal amount of the Guaranteed Obligations under the Loan Agreement (including all accrued interest thereon) is declared to be immediately due and payable in accordance with the terms thereof, then each VC Guarantor shall, without demand (other than the giving of any Acceleration Notice), pay to the Lenders (for the benefit of the holders of the Guaranteed Obligations) the entire outstanding Guaranteed Obligations due and owing by such VC Guarantor to such holders. Payment by each VC Guarantor shall be made to Lenders in United States dollars and by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder) to an account, designated by Lenders and shall be credited and applied to the Guaranteed Obligations,

2.3 Enforcement of Guaranty. In no event shall a Lender have any obligation (although it is entitled, at its option) to proceed against Borrowers or any other Loan Party or any Collateral pledged to secure the Obligations or the Guaranteed Obligations before seeking satisfaction from the VC Guarantor (provided that a Lender shall have given the Notice of Acceleration pursuant to Section 2.1, if applicable), and Lender may proceed, prior or subsequent to, or simultaneously with, the enforcement of Lender’s rights hereunder, to exercise any right or remedy which it may have against any Collateral, as a result of any Lien it may have as security for all or any portion of the Obligations or the Guaranteed Obligations.

2.4 Waiver. In addition to the waivers contained in Section 2.1 hereof, each VC Guarantor waives and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension,

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marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such VC Guarantor of its Guaranteed Obligations under, or the enforcement by Lenders of, this Guaranty against such VC Guarantor. Each VC Guarantor hereby waives diligence, presentment and demand (whether for non-payment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of further security, release of further security, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in any Loan Party’s financial condition or any other fact which might increase the risk to such VC Guarantor) with respect to any of the Guaranteed Obligations or all other demands whatsoever and waives the benefit of all provisions of law which are or might be in conflict with the terms of this Guaranty. Each VC Guarantor represents, warrants and agrees that, as of the date of this Guaranty, its obligations under this Guaranty are not subject to any offsets or defenses against Lenders or any Loan Party of any kind. Each VC Guarantor further agrees that its obligations under this Guaranty shall not be subject to any counterclaims, offsets or defenses against any Lender or against any Loan Party of any kind which may arise in the future. Each VC Guarantor waives the benefit of California Civil Code Sections 2815, 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899 and 1432.

2.5 Benefit of Guaranty. The provisions of this Guaranty are for the benefit of Lenders and their respective successors, transferees (to the extent such transfer is made in accordance with the terms and conditions of the Loan Agreement), endorsees and assigns, and nothing herein contained shall impair, as between any Loan Party and Lenders, the obligations of any Loan Party under the Loan Documents. In the event all or any part of the Guaranteed Obligations are transferred, indorsed or assigned by any Lender to any Person or Persons, any reference to “Lender” herein shall be deemed to refer equally to such Person or Persons.

2.6 Modification of Guaranteed Obligations, Etc. Each VC Guarantor hereby acknowledges and agrees that Lenders may at any time or from time to time, with or without the consent of, or notice to, any VC Guarantor:

(a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the Guaranteed Obligations;

(b) take any action under or in respect of the Loan Documents (other than actions under this Guaranty, which may only be taken by Lenders in accordance with the terms and conditions hereof) in the exercise of any remedy, power or privilege contained therein or available to it at law, equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges;

(c) amend or modify, in any manner whatsoever, the Loan Documents (other than this Guaranty, which may only be amended in accordance with the terms and conditions hereof);

(d) extend or waive the time for any Loan Party’s performance of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Loan Documents, or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

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(e) take and hold Collateral for the payment of the Guaranteed Obligations guaranteed hereby or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which Lenders have been granted a Lien, to secure any Obligations;

(f) release anyone who may be liable in any manner for the payment of any amounts owed by any VC Guarantor or any Loan Party to any Lender;

(g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of VC Guarantor or any Loan Party are subordinated to the claims of Lenders; and/or

(h) apply any sums by whomever paid or however realized to any amounts owing by any VC Guarantor or any Loan Party to any Lender in such manner as any Lender shall determine in its discretion;

and Lenders shall not incur any liability to any VC Guarantor as a result thereof, and no such action shall impair or release the Guaranteed Obligations of any VC Guarantor under this Guaranty.

2.7 Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party or any VC Guarantor for liquidation or reorganization, should any Loan Party or any VC Guarantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Loan Party’s or such VC Guarantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any Lender, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made (provided that (1) as any such rescission, reduction or requirement to return payments relates to a payment made by the Borrowers, such liability of the VC Guarantors under this Section 2.7 shall be reinstated against each VC Guarantor based on such VC Guarantor’s Pro Rata Portion of the amount of such payment so rescinded, reduced or required to be returned, and (2) any such reinstatement or revival shall be subject to the limitation on each VC Guarantor’s Guaranteed Obligations pursuant to Section 2.1 herein). In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guaranteed Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

2.8 Waiver of Subrogation, Etc. Notwithstanding anything to the contrary in this Guaranty, or in any other Loan Document, until the Termination Date each VC Guarantor hereby:

(a) expressly and irrevocably waives, on behalf of itself and its successors and assigns (including any surety), any and all rights at law or in equity to subrogation, to reimbursement, to exoneration, to contribution, to indemnification, to set off or to any other rights that could accrue to a surety against a principal, to a guarantor against a

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principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of any claim against any Person, and which such VC Guarantor may have or hereafter acquire against any Loan Party in connection with or as a result of such VC Guarantor’s execution, delivery and/or performance of this Guaranty, or any other documents to which such VC Guarantor is a party or otherwise; and

(b) acknowledges and agrees (i) that this waiver is intended to benefit Lenders and shall not limit or otherwise affect such VC Guarantor’s liability hereunder or the enforceability of this Guaranty, and (ii) that Lenders and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 2.8 and their rights under this Section 2.8 shall survive payment in full of the Guaranteed Obligations.

2.9 Election of Remedies. If a Lender may, under applicable law, proceed to realize benefits under any of the Loan Documents giving Lenders a Lien upon any Collateral, either by judicial foreclosure or by non-judicial sale or enforcement, such Lender may, at its sole option, determine which of such remedies or rights it may pursue without affecting any of such rights and remedies under this Guaranty. If, in the exercise of any of its rights and remedies, a Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Loan Party, whether because of any applicable laws pertaining to “election of remedies” or the like, each VC Guarantor hereby consents to such action by such Lender and waives any claim based upon such action, even if such action by such Lender shall result in a full or partial loss of any rights of subrogation which such VC Guarantor might otherwise have had but for such action by such lender. Any election of remedies which results in the denial or impairment of the right of a Lender to seek a deficiency judgment against any Loan Party shall not impair any VC Guarantor’s obligation to pay the full amount of its Guaranteed Obligations. In the event a Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, such Lender may bid all or less than the amount of the Guaranteed Obligations and the amount of such bid need not be paid by such Lender but shall be credited against the Guaranteed Obligations. The amount of the successful bid at any such sale shall be conclusively deemed to be the fair market value of the collateral and the difference between such bid amount and the remaining balance of the Guaranteed Obligations shall be conclusively deemed to be the amount of the Guaranteed Obligations guaranteed under this Guaranty, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lenders might otherwise be entitled but for such bidding at any such sale.

2.10 This Guaranty shall terminate upon the earliest to occur of the following: (a) a Borrower’s receipt after the Closing Date of at least $75,000,000 in net new cash proceeds in any 12-month period from one or more of an Initial Public Offering, an equity financing, or convertible debt financing or strategic partnership, or any combination thereof, or (b) (i) a Borrower’s receipt after the Closing Date of at least $50,000,000 in net new cash proceeds from an Initial Public Offering, equity financing, convertible debt or strategic partnership, or any combination thereof, in any 12-month period, and (ii) the FDA approves EXPAREL or (c) a Borrower completes an Initial Public Offering, and after giving effect thereto, such Borrower has a market capitalization of at least $400,000,000 and a balance of unrestricted cash (other than

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Permitted Liens) of at least $50,000,000. A Borrower shall provide prompt notice to the VC Guarantors of the occurrence of any such event. Such termination shall be effective upon Lender’s receipt of a Borrower’s notice to terminate, together with such evidence as Lender may reasonably request of the satisfaction of the occurrence of any of (a), (b), or (c).

3.	REPRESENTATIONS AND WARRANTIES.

To induce Lenders to make the Term Loans under the Loan Agreement, each VC Guarantor makes the following representations and warranties with respect to such VC Guarantor to each Lender, each and all of which shall survive the execution and delivery of this Guaranty:

3.1 Corporate Existence; Compliance with Law. Such VC Guarantor (i) is a corporation, limited partnership or other business organization duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (iii) has the requisite organizational power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore and proposed to be conducted (including, without limitation, to execute, deliver and perform this Guaranty); (iv) has all licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (including, without limitation, to execute, deliver and perform this Guaranty); (v) is in compliance with its charters and bylaws, limited partnership agreement or other applicable operating agreement; (vi) has unfunded commitments from its investors in an amount equal to one and one-half (1.5) times such VC Guarantor’s Maximum Amount (including, for the avoidance of doubt and as of any date of determination, the VC Guarantor’s Pro Rata Portion of all Final Payment Fees that would be due and payable if all of the Term Loans were repaid on such date), in each case after taking into account all direct and contingent liabilities for indebtedness, letters of credit, deferred liabilities or similar obligations (including guarantees thereof) that may be required to be paid with proceeds of such commitments; (vii) is not subject to, nor is any of such VC Guarantor’s properties subject to, any pending or threatened action, suit or proceeding before any court or other Governmental Authority or any arbitrator (a) which challenges the validity or enforceability of this Guaranty, or (b) which could reasonably be expected to have a Material Adverse Effect on such VC Guarantor, (viii) has and will continue to have an independent means of obtaining information concerning the affairs, financial condition and business of Borrowers and the other Loan Parties, and has no need of, or right to obtain from, any Lender, any credit or other information concerning the affairs, financial condition or business of Borrowers or the other Loan Parties that may come into the possession of any Lender, and (ix) is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, would not have a Material Adverse Effect on such Guarantor.

3.2 Executive Offices. Each VC Guarantor’s jurisdiction of organization, federal employer identification number, organizational identification number, executive office and principal place of business are as set forth in Schedule 3.2 hereto.

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3.3 Corporate Power; Authorization; Enforceable Guaranteed Obligations. The execution, delivery and performance of this Guaranty, any other Loan Document to which each VC Guarantor is a party and all other instruments and documents to be delivered by each VC Guarantor (including, without limitation, the making of capital calls by VC Guarantor to pay the Guaranteed Obligations) are within such VC Guarantor’s organizational power, have been duly authorized by all necessary or proper organizational action, including the resolution of its board of directors or similar governing body and the consent of equityholders, are not in contravention of any provision of such VC Guarantor’s bylaws, limited partnership agreement, operating agreement or other applicable governing document (including, without limitation, any restrictions under such governing document that prevent a VC Guarantor from incurring or guarantying indebtedness that exceeds any specified percentage of such VC Guarantor’s aggregate capital commitments or its aggregate uncalled capital commitments), do not violate any law or regulation, or any order or decree of any Governmental Authority, do not conflict with or result in the breach of, or constitute a default under, or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such VC Guarantor is a party or by which such VC Guarantor or any of its property is bound, do not result in the creation or imposition of any Lien upon any of the property of such VC Guarantor, and the same do not require the consent or approval of any Governmental Authority or any other Person. On or prior to the date hereof, this Guaranty and each other Loan Document to which each VC Guarantor is a party shall have been duly executed and delivered for the benefit of or on behalf of such VC Guarantor, and each shall then constitute a legal, valid and binding obligation of such VC Guarantor, enforceable against such VC Guarantor in accordance with its terms.

4.	COVENANTS.

To induce Lenders to make the Term Loan A Loan under the Loan Agreement, each VC Guarantor hereby covenants and agrees as follows:

4.1 Maintenance of Unfunded Commitments. Such VC Guarantor shall maintain at all times unfunded commitments from its investors (minus all direct and contingent liabilities for indebtedness, letters of credit, deferred liabilities or similar obligations (including guarantees thereof)) in an amount equal to one and one-half (1.5) times such VC Guarantor’s Maximum Amount (including, for the avoidance of doubt and as of any date of determination, the VC Guarantor’s Pro Rata Portion of all Final Payment Fees that would be due and payable if all of the Advances were repaid on such date).

4.2	Change of Control.

(a) MPM Bioventures IV GP LLC shall at all times be the (i) general partner of MPM BioVentures IV-QP, L.P., (ii) managing limited partner of MPM BioVentures IV GmbH & Co. Beteiligungs KG, and (iii) manager of MPM Asset Management Investors BV4 LLC, in each case with sole authority to direct the day-to-day operations, management and administration of the entity.

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(b) OrbiMed Capital GP III, LLC shall at all times be the general partner of OrbiMed Private Investments III, LP, with sole authority to direct the day-to-day operations, management and administration of the entity.

(c) OrbiMed Advisors, LLC shall at all times be the general partner of OrbiMed Associates III, LP, with sole authority to direct the day-to-day operations, management and administration of the entity.

(d) Middleton, McNeil, Mills & Associates VI, LLC shall at all times be the general partner of each of Sanderling Venture Partners VI, L.P., Sanderling Venture Partners VI Co-Investment, L.P., Sanderling VI Beteiligungs GmbH & Co. KG and Sanderling VI Limited Partnership, in each case with sole authority to direct the day-to-day operations, management and administration of the entity.

(e) Each of the parties hereto further agrees to provide the Lenders with prompt written notice should its respective representations in this Section 4.2 no longer be true.

4.3 No Conflicts. No VC Guarantor shall enter into any indenture, mortgage, deed of trust, lease, agreement or other instrument or modify any of its organizational documents, in each case, that restricts the ability of the VC Guarantor to use its assets (including, without limitation, unfunded commitments) to pay the VC Guarantor’s obligations hereunder.

4.4 Delivery of Compliance Certificate. Each VC Guarantor shall deliver to Lenders within 30 days after the end of each calendar quarter a compliance certificate in the form attached hereto as Exhibit A signed by an authorized officer of such VC Guarantor.

5.	FURTHER ASSURANCES.

Each VC Guarantor agrees, upon the written request of any Lender, to execute and deliver to such Lender, from time to time, any additional instruments or documents reasonably requested by such Lender to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

6.	PAYMENTS FREE AND CLEAR OF TAXES.

All payments required to be made by any VC Guarantor hereunder shall be made to Lenders free and clear of, and without deduction for, any and all present and future taxes, withholdings, duties, impositions or other charges (other than taxes on the overall net income of any Lender and comparable taxes).

7.	OTHER TERMS.

7.1 Entire Agreement. This Guaranty, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a guaranty of the Obligations under the Loan Documents.

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7.2 Headings. The headings in this Guaranty are for convenience of reference only and are not part of the substance of this Guaranty.

7.3 Severability. Whenever possible, each provision of this Guaranty shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

7.4 Notices. Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon another any such communication with respect to this Guaranty, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be addressed to the party to be notified as follows:

(a)       If to any Lender, at:

Hercules Technology Growth Capital, Inc.

400 Hamilton Ave., Suite 310

Palo Alto, CA

Attn: Chief Legal Officer and Parag Shah

Facsimile: (650) 473-9194

(b)       If to a VC Guarantor, to the attention of such VC Guarantor at the address of MPM BioVentures IV-QP, L.P. set forth following MPM BioVentures IV-QP, L.P.’s name on the signature pages hereof, with a copy to:

Mark Tanoury, Esq.

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304-1130

Facsimile: (650) 849-7400

or at such other address as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been validly served, given or delivered (i) upon the earlier of actual receipt and four (4) Business Days after the same shall have been deposited with the United States mail, registered or certified mail, return receipt requested, with proper postage prepaid, (ii) upon receipt of confirmation of proper transmission, when sent by telecopy or other similar facsimile transmission, (iii) one (1) Business Day after deposit with a nationally recognized overnight carrier with all charges prepaid, or (iv) when delivered, if hand-delivered by messenger.

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7.5 Successors and Assigns. This Guaranty and all obligations of each VC Guarantor hereunder shall be binding upon the successors and assigns of such VC Guarantor (including a debtor-in-possession on behalf of such VC Guarantor) and shall, together with the rights and remedies of Lenders hereunder, inure to the benefit of Lenders, all future holders of any instrument evidencing any of the Obligations and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner affect the rights of Lenders hereunder. No VC Guarantor may assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Guaranty.

7.6 No Waiver; Cumulative Remedies; Amendments. Neither Lender shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing, signed by Lenders and then only to the extent therein set forth. A waiver by a Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such Lender would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of any Lender, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Guaranty may be waived, altered, modified, supplemented or amended except by an instrument in writing, duly executed by Lenders and the VC Guarantor against which such waiver, alteration, modification, supplement or amendment is applicable.

7.7 Termination. This Guaranty is a continuing guaranty and shall remain in full force and effect until the Termination Date. Upon payment and performance in full of the Guaranteed Obligations by any VC Guarantor hereunder, Lenders shall deliver to such VC Guarantor such documents, in form and substance acceptable to Lenders and such VC Guarantor, as such VC Guarantor may reasonably request to evidence the termination of this Guaranty with respect to such VC Guarantor.

7.8 Counterparts. This Guaranty may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page to this Guaranty by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.	GOVERNING LAW, JURISDICTION AND WAIVER OF JURY TRIAL.

8.1 Governing Law. The laws of the State of California shall govern all matters arising out of, in connection with or relating to this Guaranty, including, without limitation, its validity, interpretation, construction, performance and enforcement.

8.2 Submission to Jurisdiction. Any legal action or proceeding with respect to this Guaranty may be brought in the courts of the State of California or the United States located in Santa Clara County and, by execution and delivery of this Guaranty, each VC Guarantor hereby

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accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions. Each VC Guarantor hereby agrees that any process with respect to such VC Guarantor in any such action shall be duly served if mailed by registered mail, postage prepaid, to such VC Guarantor at its address described in Section 7.4 above, or if served by any other means permitted by applicable law.

8.3 Waiver of Jury Trial. EACH OF PARTIES HERETO UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS GUARANTY, ANY OF THE OTHER LOAN DOCUMENTS, ANY DEALINGS AMONG ANY GUARANTOR, AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG ANY GUARANTOR AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS GUARANTY, ANY OTHER LOAN DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS GUARANTY MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. If the waiver of jury trial set forth in this Section is ineffective or unenforceable, the parties agree that all claims arising out of this Guaranty (“Claims”) shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of the Santa Clara County, California. Such proceeding shall be conducted in Santa Clara County, California, with California rules of evidence and discovery applicable to such proceeding. In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 18.2, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.

[Signature Pages Follow]

12.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Guaranty as of the date first above written.

MPM BIOVENTURES IV-QP, L.P.

By:	MPM BIOVENTURES IV GP LLC, its General Partner
By:	MPM BIOVENTURES IV LLC, its Managing Member

By:	/s/ Luke Evnin
Name: Luke Evnin
Title: Member

Notice Address for all VC Guarantors:
____________________
____________________
____________________
Attn:________________
Facsimile:_____________

MPM ASSET MANAGEMENT INVESTORS BV4 LLC

By:	MPM BIOVENTURES IV LLC, its Manager

By:	/s/ Luke Evnin
Name: Luke Evnin
Title: Member

[Signature Page to VC Guaranty]

MPM BIOVENTURES IV GMBH & CO. BETEILIGUNGS KG

By: MPM Bioventures IV GP LLC, in its capacity as the Managing Limited Partner

By: MPM BIOVENTURES IV LLC Its: Managing Member

By:	/s/ Luke Evnin

Name:	Luke Evnin
Title:	Member

[Signature Page to VC Guaranty]

ORBIMED PRIVATE INVESTMENTS III, LP

By:	/s/ Carl Gordon

Name:	Carl Gordon

Title:	General Partner
ORBIMED ASSOCIATES III, LP

By:	/s/ Carl Gordon

Name:	Carl Gordon

Title:	General Partner

[Signature Page to VC Guaranty]

SANDERLING VENTURE PARTNERS VI, L.P.

SANDERLING VENTURE PARTNERS VI CO- INVESTMENT, L.P.

SANDERLING VI BETEILIGUNGS GMBH & CO. KG

SANDERLING VI LIMITED PARTNERSHIP

By: Middleton, McNeil, Mills & Associates VI, LLC
Its: General Partner

By:	/s/ Fred A. Middleton
Fred A. Middleton
Managing Director

[Signature Page to VC Guaranty]

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

By:	/s/ K. Nicholas Martitsch
Name:	K. Nicholas Martitsch
Title:	Associate General Counsel

HERCULES TECHNOLOGY III, L.P., a Delaware limited partnership
By: Hercules Technology SBIC Management,
LLC, its General Partner
By: Hercules Technology Growth Capital, Inc., its Manager
By:	/s/ K. Nicholas Martitsch
Name:	K. Nicholas Martitsch
Its:	Associate General Counsel

SPONSOR GUARANTY SIGNATURE PAGE

SCHEDULE 2.1

Pro Rata Portion of each VC Guarantor

VC Guarantor	Pro Rata Portion	Maximum Amount as of the Date Hereof
MPM BioVentures IV-QP, L.P.	31.24%	$3,514,500
MPM BioVentures IV GmbH & Co. Beteiligungs KG	1.20%	$135,000
MPM Asset Management Investors BV4 LLC	0.89%	$100,125
OrbiMed Private Investments III, LP	33.01%	$3,713,625
Orbimed Associates III, LP	0.32%	$36,000
Sanderling Venture Partners VI, L.P.	17.65%	$1,985,625
Sanderling Venture Partners VI Co-Investment, L.P.	14.45%	$1,625,625
Sanderling VI Beteiligungs GmbH & Co. KG	0.56%	$63,000
Sanderling VI Limited Partnership	0.68%	$76,500
Total	100%	$11,250,000.00

In no event shall the aggregate Maximum Amount of Sanderling Venture Partners VI, L.P., Sanderling Venture Partners VI Co-Investment, L.P., Sanderling VI Beteiligungs GmbH & Co. KG and Sanderling VI Limited Partnership exceed $3,750,750.

SCHEDULE 3.2

MPM BioVentures IV-QP, L.P.:

1.	Jurisdiction of organization: Delaware

2.	Federal Employee Identification Number/Organizational Identification Number: 20-4217788

3.	Executive Office and Principal Place of Business: The John Hancock Tower, 200 Clarendon Street, 54th Floor, Boston, MA 02116

MPM BioVentures IV GmbH & Co. Beteiligungs KG:

1.	Jurisdiction of organization: Germany

2.	Federal Employee Identification Number/Organizational Identification Number: N/A

3.	Executive Office and Principal Place of Business: The John Hancock Tower, 200 Clarendon Street, 54th Floor, Boston, MA 02116

MPM Asset Management Investors BV4 LLC:

1.	Jurisdiction of organization: Delaware

2.	Federal Employee Identification Number/Organizational Identification Number: 20-4218062

3.	Executive Office and Principal Place of Business: The John Hancock Tower, 200 Clarendon Street, 54th Floor, Boston, MA 02116

OrbiMed Private Investments III, LP:

1.	Jurisdiction of organization: Delaware

2.	Federal Employee Identification Number/Organizational Identification Number: 16- 1758090

3.	Executive Office and Principal Place of Business: c/o OrbiMed Advisors LLC, 767 3rd Avenue, 30th Floor, New York, NY 10017

Orbimed Associates III, LP:

1.	Jurisdiction of organization: Delaware

2.	Federal Employee Identification Number/Organizational Identification Number: 16- 1758083

3.	Executive Office and Principal Place of Business: c/o OrbiMed Advisors LLC, 767 3rd Avenue, 30th Floor, New York, NY 10017

Sanderling Venture Partners VI, L.P.:

1.	Jurisdiction of organization: California

2.	Federal Employee Identification Number/Organizational Identification Number: 201044833

3.	Executive Office and Principal Place of Business: 400 South El Camino Real, Suite 1200, San Mateo, California 94402-1708

Sanderling Venture Partners VI Co-Investment, L.P.:

1.	Jurisdiction of organization: California

2.	Federal Employee Identification Number/Organizational Identification Number: 201044877

3.	Executive Office and Principal Place of Business: 400 South El Camino Real, Suite 1200, San Mateo, California 94402-1708

Sanderling VI Beteiligungs GmbH & Co. KG:

1.	Jurisdiction of organization: Cayman Islands

2.	Federal Employee Identification Number/Organizational Identification Number: Foreign

3.	Executive Office and Principal Place of Business: c/o Sanderling Ventures 400 South El Camino Real, Suite 1200, San Mateo, California 94402-1708

Sanderling VI Limited Partnership:

1.	Jurisdiction of organization: Germany

2.	Federal Employee Identification Number/Organizational Identification Number: Foreign

3.	Executive Office and Principal Place of Business: c/o Sanderling Ventures 400 South El Camino Real, Suite 1200, San Mateo, California 94402-1708

2.

EXHIBIT A

Compliance Certificate Form

[DATE]

Reference is made to the Guaranty, dated as of November     , 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), made by (the “Fund”) and each of the other VC Guarantors signatory thereto in favor of Hercules Technology Growth Capital, Inc. and Hercules Technology II, L.P. (“Lenders”). Capitalized terms used but not defined herein are used with the meanings assigned to such terms in the Agreement.

I, [                    ], do hereby certify in my capacity as an officer of the Fund that:

(i) I am the duly elected, qualified and acting [TITLE] of the Fund;

(ii) as of the date hereof, the Fund has unfunded commitments from its investors (minus all direct and contingent liabilities for indebtedness, letters of credit, deferred liabilities or similar obligations (including guarantees thereof)) in an amount equal to $        , which amount is at least one and one-half (1.5) times such VC Guarantor’s Maximum Amount;

(iii) the Fund is not in default of any of its obligations under the Agreement; and

(iv) all representations and warranties of the Fund stated in the Agreement are true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (without duplication of any materiality qualifier contained therein) on and as of such earlier date.

IN WITNESS WHEREOF, I have hereunto set my hand as of the first date written above

Name:
Title: